Exhibit 18.1
May 12, 2025
The Board of Directors
GigaCloud Technology Inc
4388 Shirley Avenue
El Monte, CA 91731
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of GigaCloud Technology Inc and its subsidiaries (the Company) for the three months ended March 31, 2025, and have read the Company’s statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1 to those financial statements, the Company changed its method of accounting for last-mile fulfillment activities associated with product sales in certain regions from applying the policy election to account for shipping services as fulfillment activities to recognizing last-mile shipping as a promised service, which the Company determined to be a separate performance obligation. Note 1 states that the newly adopted accounting principle is preferable in the circumstances because it results in a disaggregation of revenue and related costs that provides more transparency to users of the financial statements and is more aligned with the nature of the Company’s online platform transactions. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2024, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG Huazhen LLP